Exhibit 7

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Securities Assignment Agreement is dated as of December [●], 2021 (this “Assignment”), by and among [●], a Delaware limited liability company (the “Seller”), and the other parties identified on the signature page(s) hereto (each a “Buyer” and collectively, the “Buyers”).

WHEREAS, Financial Strategies Acquisition Corp., a Delaware corporation (the “Company”), and the Seller entered into that certain Securities Subscription Agreement, dated as of October 23, 2020 (the “Subscription Agreement”), pursuant to which the Company issued and sold [2,063,531.25/437,718.75] shares (as adjusted for stock combinations and splits) of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), to the Seller, up to [269,156.25/57,093.75] (as adjusted for stock combinations and splits) of which are subject to forfeiture by the Seller if the underwriters of the initial public offering of the Company do not fully exercise their over-allotment option (the “Over-Allotment Option”);

WHEREAS, on the terms and subject to the conditions set forth in this Assignment, the Seller wishes to assign to the Buyers certain shares of the Company’s Class B Common Stock, and the Buyers wish to purchase and receive such shares from the Seller.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Assignment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Assignment of Shares. Seller hereby assigns the aggregate amount of [●] shares of Class B Common Stock to the Buyers (collectively, the “Shares”), in each case in the amount set forth next to the name of each Buyer on Schedule I attached hereto. Each Buyer has paid to the Seller an amount equal to $0.01 per Share assigned (the “Purchase Price”), in each case in an aggregate amount equal to that set forth next to the name of each Buyer on Schedule I attached hereto under the column “Purchase Price,” in consideration of the assignment of the Shares. Seller shall execute and deliver one or more stock powers effecting such assignment.

Section 2. Potential Forfeiture of Shares. As further consideration for the assignment of the Shares, each Buyer hereby assumes the obligation of the Seller pursuant to Section 3.1 of the Subscription Agreement to forfeit up to that number of Shares set forth next to the name of such Buyer under the column “Maximum Number of Assigned Shares Subject to Forfeiture” on Schedule I attached hereto, such that to the extent the Over-Allotment Option is not exercised in full, such Buyer acknowledges and agrees that it shall automatically forfeit at the time such Over-allotment Option expires (or earlier if the underwriters of the Company’s initial public offering waive their ability to exercise such Over-allotment Option) any and all right to a pro rata amount of the maximum number of assigned Shares subject to forfeiture by the Buyer based upon the percentage of the Over-allotment Option that was not exercised.

Section 3. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Assignment by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 4. Investment Representations. Each Buyer represents and warrants, with respect to himself or herself only, as set forth herein. Such Buyer hereby acknowledges that an investment in the Shares involves certain significant risks. Such Buyer has no need for liquidity in its investment in the Shares for the foreseeable future and is able to bear the risk of that investment for an indefinite period. Such Buyer acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless registered by the Company in accordance with federal and state securities laws or sold in compliance with an exemption under such laws and such transfer complies with all applicable lock-up restrictions on such Buyer (as described in the Company’s registration statement on Form S-1, as may be amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to a contemplated underwritten public offering by the Company (the “Public Offering”)). Such Buyer further understands and agrees that Buyer will be required to execute and deliver (a) a letter agreement including, among other provisions, the foregoing transfer restrictions, and (b) a stock escrow agreement with respect to certain of such Shares, in each case as described in the Registration Statement, and that any certificates evidencing the Shares bear a legend referring to such transfer restrictions.

The Shares are being acquired solely for such Buyer’s own account, for investment purposes only, and are not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof; and such Buyer has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. Such Buyer has been given the opportunity to (i) ask questions of and receive answers from the Seller and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the Seller possess or can acquire without unreasonable effort or expense that is necessary to assist such Buyer in evaluating the advisability of the purchase of the Shares and an investment in the Company. Such Buyer is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects. Such Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Act.

Section 5. Assignment of Rights. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

Section 6. Miscellaneous. This Assignment, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Assignment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Assignment may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Assignment or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective as of the date first set forth above.

SELLER:

[●]

By:
Name:
Title:

BUYERS:

[●]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

FINANCIAL STRATEGIES ACQUISITION CORP.

By:
Name:
Title:

Schedule I

Name of Transferee		Number of Assigned Shares		Purchase Price			Maximum Number of Assigned Shares Subject to Forfeiture
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
[●]	[●]	[●]	[●]	$	[●]	[●]	[●]
			Total: [●]		Total: $[●]		Total: [●]